Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Media	Investor
	Brian Alford	John Laws
	(405) 553-6984	(405) 530-7467

Enable Midstream Partners, LP announces acquisition of additional interest in the Southeast Supply Header from CenterPoint Energy

•	286-mile interstate pipeline originates at the Perryville (La.) Hub and terminates in southeastern Alabama

•	Acquisition expected to be accretive, adding $8-$9 million in distributable cash flow for 2014

•	Enable Midstream’s interest in SESH will increase to 49.90 percent from the 24.95 percent it held previously

OKLAHOMA CITY - Enable Midstream Partners, LP (NYSE: ENBL) announced today that it has acquired from an affiliate of CenterPoint Energy Inc. (NYSE:CNP), an additional 24.95 percent interest in the Southeast Supply Header. SESH is a 286-mile interstate pipeline that originates at the Perryville (La.) Hub and terminates in southeastern Alabama near the Gulf Coast.
With the acquisition, Enable Midstream’s interest in SESH will increase to 49.90 percent from the 24.95 percent it held previously. The remaining 50 percent and 0.10 percent interests are owned by Spectra Energy Corp and a subsidiary of CenterPoint Energy, respectively. Arising from the original formation of Enable Midstream in May of 2013, CenterPoint Energy has certain put rights which may be exercised no earlier than May 2015; and Enable Midstream has certain call rights.
The acquisition is being funded by Enable Midstream’s issuance of approximately 6.3 million common units. Assuming SESH’s current forecasted distributions, the acquisition is expected to add $8-$9 million in distributable cash flow for 2014 and to be accretive on a per unit basis in 2015.

Exhibit 99.1

"The acquisition of this additional SESH interest is a step forward for our growth and brings additional high-quality earnings into our stream of distributable cash flows," said Lynn Bourdon, Enable Midstream’s president and chief executive officer.
As of December 31, 2013, the SESH system could transport 1.0 Bcf/d of natural gas to the pipeline’s end point in Alabama. The primary customers for SESH are companies that generate electricity using natural gas in the Florida market area. Service on SESH is largely provided under long-term, negotiated rate agreements with customers. Substantially all of SESH’s 1.0 Bcf/d capacity is contracted on a firm basis.
Enable Midstream owns, operates and develops strategically located natural gas and crude oil infrastructure assets. The company’s assets include approximately 11,000 miles of gathering pipelines, 12 major processing plants with approximately 2.1 billion cubic feet per day of processing capacity, approximately 7,900 miles of interstate pipelines (including Southeast Supply Header, LLC of which Enable Midstream owns 49.90 percent), approximately 2,300 miles of intrastate pipelines and eight storage facilities comprising 86.5 billion cubic feet of storage capacity. For more information visit EnableMidstream.com.

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